Exhibit 3.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

INTEGRYS ENERGY GROUP, INC.

Text of Amendment:

Article 6 of the Corporation’s Restated Articles of Incorporation is hereby amended to add the following:

    Except as provided in this Article 6, an individual shall be elected a director of the Corporation if the number of votes cast favoring that individual’s election exceeds the number of votes cast opposing that individual’s election at any meeting for the election of directors at which a quorum is present and the election is uncontested.  If the Board of Directors determines that the number of persons properly nominated to serve as directors of the Corporation exceeds the number of directors to be elected, resulting in a contested election, then directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present.  For purposes of this Article 6, abstentions will not be considered as a vote cast in the election of directors.